Contact:
CCG Investor Relations
Crocker Coulson, President
Phone: +1-646-213-1915 (New York) or
Linda Salo, Phone: +1-646-922-0894
Email: crocker.coulson@ccgir.com
Website: www.ccgirasia.com

Shengkai Innovations Retains CCG Investor Relations

Tianjin, China – January 27, 2009 – Shengkai Innovations, Inc. (OTC BB: SKII) (“Shengkai Innovations” or the “Company”), a company involved in the design, manufacture and sales of ceramic valves and high-tech ceramic materials, technical consultation and services, and the import and export of ceramic valves and related technology, announced today that it has retained CCG Investor Relations (“CCG”) to design and execute its investor relations campaign.

Shengkai Innovations develops more than 700 types of ceramic products and specifications in 32 series under nine categories. Of these, the Company has obtained national patents for 21 products.  Shengkai Innovations’ core technology effectively lowers firing temperature and enhances the homogeneous dispersion of ceramic pulp, in order to control the contraction ratio during the ceramic sintering process and to improve the grade of the finished products. Ceramic valves represent a very small proportion of the industrial valve industry. Although the unit price of metal valves is typically lower than the unit price of ceramic valves, ceramic valves have been shown to be more durable than metal valves. Shengkai Innovations has also developed the technology to resolve problems that arise from the combination of ceramics and metal with different coefficients of thermal expansion and to ensure that the valves produced are leak-proof.

“With 15 years of operations in China, we have established a broad customer base comprised of over 300 customers in various industries, including China Petroleum & Chemical Corporation and PetroChina. Our unique technology for producing ceramic valves sets us apart from our competitors and has allowed us to establish a vast market share of the ceramic valves industry,” said Mr. Chen Wang, the Company’s Chief Executive Officer. “We are working to enhance our position as a leading supplier of ceramic valves and integrated solutions in the power generation, petrochemical, and environmental protection industries in China.  We look forward to working with CCG to communicate information about our business operations and financial performance to our shareholders.”

“Additional government spending throughout China, especially in the power generation and petrochemical industries, is spurring demand for high-quality suppliers of ceramic valves. Shengkai Innovations, with its broad product portfolio and technological advantages over other domestic ceramic valves manufacturers, is a well recognized valve manufacturer that we believe is well positioned to take advantage of this increased demand,” said Crocker Coulson, President of CCG Investor Relations.

Shenkai’s current annual production capacity is 7,500 sets of ceramic valves per year. In 2008, the Company operated at 137% of capacity by extending working shifts at its manufacturing facilities in Tianjin. The Company plans to upgrade and expand its manufacturing capacity and enhance its technological capabilities.  In October 2008, Shengkai Innovations won land use rights for the construction of a new manufacturing facility, which would increase annual production capacity to 24,000 sets per year. The Company expects the facility to be in operation by end-2009.

In the fiscal year ended June 30, 2008, Shengkai Innovations generated revenue of $32.4 million and net income of $10.1 million, up 40% and 53%, respectively, from the prior year.

About CCG Investor Relations

CCG Investor Relations is a global, full-service investor relations firm, headquartered in Los Angeles, CA, with offices in New York City, Newport Beach, CA, Dallas, Texas, Beijing, Shanghai, Shenzhen and Tel Aviv. CCG is uniquely positioned to provide outsourced, high-level investor relations solutions to its clients, combined with an in-depth understanding of Asia's corporate culture and economic environment, to convey their story to funds and broker-dealers located in the U.S. For further information, contact CCG directly, or visit the Company's Web site at http://www.ccgirasia.com.

About Shengkai Innovations, Inc.

Shengkai Innovations is engaged in the design, manufacturing and sales of ceramic valves, the manufacturing and sales of high-tech ceramic materials, technical consultation and services, and the import and export of ceramic valves and related technologies. These industrial valve products are used by companies in the electric power, petrochemical, metallurgy, and environmental protection industries as high-performance, more durable alternatives to traditional metal valves.

Shengkai Innovations develops ceramic products with more than 700 types and specifications in 32 series, under nine categories. Of these, Chinese patents have been obtained for 12 products, and applications for nine more are pending. Shengkai Innovations' products have won the title of "National Key New Product" in China four times from 1999-2003 and won a silver medal in the Shanghai International Industry Fair in 2002.

Shengkai Innovations' products are distributed throughout China and are exported to North America and the Asia-Pacific region. Totaling over 300 customers, after a six-year application process, Shengkai Innovations became a supplier of China Petroleum & Chemical Corporation ("CPCC") in 2005 and a member of the PetroChina supply network in 2006.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company’s ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #